Graybar Electric Company, Inc.






September 18, 2006





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Subject:  Power of Attorney

Dear Sir or Madam:

I hereby authorize and designate Sandra L. Davenport or Alice W. Lehnhoff to sign on my behalf and electronically file with the Securities and Exchange Commission the Uniform Application for Access Codes to File on EDGAR, Form 3 (Initial Statement of Beneficial Ownership of Securities), and, when required, Form 4 (Initial Statement of Changes in Beneficial Ownership). This power of attorney is in effect until January 31, 2007.

Sincerely,



// Robert C. Lyons

Robert C. Lyons
Director and District Vice President



34 NORTH MERAMEC AVENUE, CLAYTON, MISSOURI 63105-3882 www.graybar.com